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                                                                       EXHIBIT 5
       [REINHART BOERNER VAN DEUREN NORRIS & RIESELBACH, S.C. LETTERHEAD]


March 14, 1996


The Board of Directors
of The Chaconia Income &
Growth Fund, Inc.
c/o American Data Services, Inc.
24 West Carver Street
Huntington, NY 11743

Gentlemen:                               Re:  Legal Opinion to Rule 24f-2 Notice
                                              for The Chaconia Income and
                                              Growth Fund, Inc. (the "Fund")

        The opinion is given pursuant to Rule 24f-2 of the Investment Company Act of 1940.

        We have examined the minute books of the Fund and other agreements, instruments and documents which we have deemed necessary as a basis for the opinions hereinafter expressed. As to various questions of fact material to our opinion, we have relied upon a certificate of an officer of the Fund.

        The shares of the Fund's capital stock sold during the fiscal year ended December 31, 1995, as more particularly described in the Fund's Rule 24f-2 Notice, were validly issued and are fully paid and nonassessable.

        This opinion is rendered solely for your information and assistance in connection with the Rule 24f-2 Notice described above and may not be relied upon by any other person or for any purpose without our prior written consent.

                                                  Yours very truly,

                                                  REINHART, BOERNER, VAN DEUREN,
                                                      NORRIS & RIESELBACH, s.c.

                                                  BY    Ulice
                                                        Ulice Payne, Jr.

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                             OFFICER'S CERTIFICATE


        The undersigned, the Assistant Secretary of The Chaconia Income & Growth Fund, Inc., a Maryland corporation (the "Fund"), hereby certifies to Reinhart, Boerner, Van Deuren, Norris & Rieselbach, s.c. as follows:

        1. This Certificate is being furnished in connection with the execution and filing of a notice with the United States Securities and Exchange Commission pursuant to Rule 24f-2 of the Investment Company Act of 1940.

        2. The consideration received by the Fund for the issuance of shares of the Fund's capital stock during the fiscal year ending December 31, 1995 was fully received and such consideration was received in the form of money, other tangible or intangible property, services actually performed for the Corporation (but not future services) or a promissory note.


        This certificate is furnished to enable Reinhart, Boerner, Van Deuren, Norris & Rieselbach, s.c. to issue its legal opinion pursuant to the requirements under Rule 24f-2 of the Investment Company Act of 1940.

        Dated March 14th, 1996.

                                                    Ulice Payne, Jr.
                                                -----------------------
                                                    Ulice Payne, Jr.
                                                  Assistant Secretary